Exhibit 21
                                                                      ----------

                              List of Subsidiaries
                              --------------------



Name                                  State of Incorporation of Formation
----                                  -----------------------------------

ARCH Air Medical Service, Inc.        Delaware
Mercy Air Service, Inc.               Delaware
Rocky Mountain Holdings, L.L.C.       Delaware



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